Exhibit 5.1

Our ref VSL/812965-000001/28889575v3

Lucas GC Limited

Room 5A01, 4th Floor

Air China Building, Xiaoyun Road

Sanyuanqiao, Chaoyang District

Beijing 100027, China

Effective Date: 4 March 2024

Dear Sirs

Lucas GC Limited

We have acted as Cayman Islands legal advisers to Lucas GC Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Form F-1 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date and the related registration statement filed with the Commission pursuant to Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement”, together with the Form F-1 Registration Statement, the “Registration Statements”), relating to the offering by the Company (the “Offering”) of certain of the Company’s ordinary shares with a par value of US$0.000005 each (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Rule 462(b) Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1

The certificate of incorporation of the Company dated 4 August 2022 and the certificate of incorporation on change of name of the Company dated 24 October 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 15 August 2022 (the “Pre-IPO Memorandum and Articles”).

1.3

The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 14 March 2023 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the “IPO Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 20 March 2023 and 7 November 2023 (the “Board Resolutions”).

1.5

The written resolutions of the shareholders of the Company dated 14 March 2023 and the extract written resolutions passed of the shareholders of the Company dated 29 May 2023 (the “Shareholders’ Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	The Registration Statements.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the Effective Date. These opinions only relate to the laws of the Cayman Islands which are in force on the Effective Date. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the Effective Date, of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.4	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.5	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that, on the Effective Date:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the Shares, will be US$50,000 divided into 10,000,000,000 shares of a par value of US$0.000005 each.

3.3

The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Rule 462(b) Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Taxation” in the prospectus forming part of or incorporated by reference to the Rule 462(b) Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in or incorporated by reference to the Rule 462(b) Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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